Exhibit 99.1

Santander Consumer USA Holdings Inc. Announces First Quarter and Special Dividend

DALLAS, March 19, 2021 – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SC” or the “Company“), today announced that the Board of Directors has declared a quarterly cash dividend of $0.22 per share and a special dividend of $0.22 per share of common stock for a total of $0.44 per share payable to shareholders of record as of March 29, 2021. The dividend will be payable on March 31, 2021.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, or future events are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “looking forward,” “would,” “hopes,” “assumes,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date on which the statements are made, these statements are not guarantees of future performance and involve risks and uncertainties that are subject to change based on various important factors and assumptions, some of which are beyond our control. Among the factors that could cause actual results to differ from those reflected in forward-looking statements include, without limitation, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. New risks and uncertainties emerge from time to time, and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Readers are cautioned not to place undue reliance on the Company’s forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Any forward-looking statements only speak as of the date of this press release, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

SC, headquartered in Dallas, is a full-service consumer finance company focused on vehicle finance, third-party servicing and delivering superior service to our more than 3.1 million customers across the full credit spectrum. SC, which began originating retail installment contracts in 1997, had an average managed asset portfolio of approximately $64 billion (for the fourth quarter ended December 31, 2020). (www.santanderconsumerusa.com)

Investor Relations:

Evan Black

800.493.8219

InvestorRelations@santanderconsumerusa.com

Media Contact:

Laurie Kight

214.801.6455

laurie.kight@santander.us

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